Exhibit 99.4

                              EMPLOYMENT AGREEMENT

This Employment Agreement (identified as the "Agreement") is entered into as of the 15th day of April 2000 and the terms and conditions outlined herein will commence on April 15, 2000 ("Effective Date"), by and between PAN International Gaming, Inc., a Nevada corporation ("Employer" or the "Company") and Tony Zitko, an individual ("Employee") (both of whom are sometimes hereinafter referred to collectively as the "Parties" and each individually as a "Party").

                                    RECITALS

Employer is in the business of acting as a holding company for operating subsidiaries to be acquired by Employer in the near future. The Employee has served for some period of time without any compensation. The Employer is currently in the process of negotiating the acquisition of a subsidiary. It is contemplated that this acquisition will result in significant changes in the management of the Employer, and the Employer believes that the Employee's services will be critical to the completion of the acquisition and a smooth transition to new management. Accordingly, the Employer wishes to provide adequate incentive for the Employee to remain through completion of the acquisition transactions and for a reasonable time thereafter.

Both Employee and Employer desire to embody the terms and conditions of Employee's employment in a written agreement which will supersede all prior agreements of employment, whether written or oral.

Now, therefore, in consideration of the mutual covenants, duties, obligations and conditions contained herein, the parties agree as follows:

                               DUTIES OF EMPLOYEE

GENERAL: Employee shall be employed in such capacities as Employer may determine from time to time, and shall perform such other duties pertaining to Employer's business as Employer from time to time directs. The base of operations of Employee shall be the principal office of Employer, or any other office based in the state of Washington, unless changed by the Employer and with the express consent of the Employee.

SPECIFIC: The Employee's primary duties prior to completion of the acquisition referred to above shall be the completion of negotiations for the acquisition and closing of the transaction. The Employee's primary duties after completion of the acquisition shall be as determined by the Board of Directors, and shall include integration of the operations of the Employer with those of the acquired company and assistance in preparing new members of management for operations of the Employer and the acquired company as a publicly reporting company under the Securities Exchange Act of 1934. Employee agrees to devote a substantial amount of his time and efforts to the business and affairs of the Employer, to use his best efforts to promote the interests of Employer and to faithfully, industriously and to the best of his ability, experience and talents, perform to the reasonable satisfaction of Employer all of the duties that may be assigned to him


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thereafter.

Employee may engage in any additional employment, either part time or full time, without the permission of Employer.

Employee understands that there are certain aspects of the business that have confidentiality factors. Employee agrees to respect and abide to protecting these confidentiality factors.

                               TERM OF EMPLOYMENT

Employer hereby employs Employee and Employee hereby accepts employment with Employer for the period through December 31, 2000. Upon the expiration of the Term, Employer and Employee will have the option to extend and amend this agreement only if both parties mutually agree.

                         COMPENSATION AND OTHER BENEFITS

SALARY: As compensation for his services rendered pursuant to this Agreement, Employer shall pay to Employee the sum of $55,000.

Such salary shall be paid in the form of Employer's common stock which, both Employer and Employee agree has a current market value of at $1.00 per share. The common stock to be issued to the Employee shall be issued immediately, but will be subject to forfeiture until 60 days after the effective date of the acquisition referred to above, or until such earlier date as the Board of Directors may determine that the Employee's duties contemplated by this agreement have been substantially completed. The parties contemplate that the common stock to be issued to the Employee in accordance with this agreement shall be registered on Form S-8 along with shares of common stock to be issued to other employees of the Employer under similar employment agreements. The Employee understands, however, that if, following the acquisition, the Employee remains or becomes an affiliate of the Employer the Employee may not resell the shares of common stock referred to above absent an effective registration statement under the Securities Act of 1933 containing a resale prospectus which complies with that Act (or pursuant to an exemption from registration), and that so long as the Employee is an affiliate of the Employer any resales of such common stock, including resales pursuant to the registration statement, may be made only in the amounts specified in Rule 144 of the Securities and Exchange Commission.

                          TERMINATION OF THIS AGREEMENT

This Agreement shall terminate:

Upon the death or permanent disability of Employee, "permanent disability" being defined as any continuous loss of one third or more of time spent by Employee in the usual daily performance of duties as a result of physical or mental illness for a continuous period of time deemed reasonable by the Board of Directors, or at such earlier date as the Board of Directors determines that the Employee's services are no longer required;


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At such time if any, as Employer ceases to do business for any reason whatsoever;

Employee fails to comply with any applicable laws/regulations and company policy as outlined in writing by Employer;

At the election of the Employer, upon the breach by Employee of any term or condition of this Agreement or upon the dismissal of Employee by Employer with cause.

If this Agreement is terminated by the Board of Directors because they have determined that the Employee's services are no longer required, all shares of common stock shall immediately cease to be forfeitable.

                                 HIRING AT WILL

The continuation of Employee's employment by Employer after the Term of this Agreement shall constitute hiring at will and shall be subject to termination with or without cause by either parties' issuance of written notification. However, future salaries shall be paid on a cash basis and not with stock.

EXCEPTION: Employer agrees to provide Employee with no less than ninety (90) days written notice of termination should Employer decide to sell or merge Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date signed below.

DATED: April 15, 2000

PAN INTERNATIONAL GAMING, INC.          EMPLOYEE


-----------------------------------     ----------------------------------------
Jerry Cornwell, President               Tony Zitko


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